Exhibit 4.3

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO REQUIRED APPROVALS FOR TRANSFER, CERTAIN OTHER RESTRICTIONS ON TRANSFER AND CERTAIN RESTRICTIONS ON THE ACTIONS OF THE HOLDER, ALL OF WHICH RESTRICTIONS ARE BINDING ON TRANSFEREES. COPIES OF THE AGREEMENT COVERING THE FOREGOING MATTERS AND RESTRICTING THE TRANSFER OF SUCH SECURITIES MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THE CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

CARRIZO OIL & GAS, INC.

Form of Common Stock Purchase Warrant

Representing Right To Purchase Shares of

Common Stock

of

Carrizo Oil & Gas, Inc.

Certificate No. [    ]

FOR VALUE RECEIVED, CARRIZO OIL & GAS, INC., a Texas corporation (the “Company”), hereby certifies that HARTZ CAPITAL INVESTMENTS, LLC (“Hartz”), is entitled, subject to the provisions of this Warrant, to purchase from the Company, at any time or from time to time during the Exercise Period (as hereinafter defined), the Warrant Shares (as hereinafter defined) at a price per share equal to the Exercise Price (as defined below). This Warrant (together with such other warrants as may be issued in exchange, transfer or replacement of this Warrant, the “Warrants”) is issued to the Holder (as hereinafter defined) pursuant to the Land Agreement (as defined below) and entitles the Holder to purchase the Warrant Shares (as defined below) and to exercise the other rights, powers and privileges hereinafter provided.

Section 1.    Definitions.    The following terms, as used herein, have the following respective meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

“Business Day” means any day that is not a Saturday, Sunday or a holiday on which the Nasdaq Stock Market is closed for business.

“Combined Warrants” means this Warrant and the other warrants issued by the Company pursuant to the Land Agreement.

“Common Stock” means the Company’s common stock, par value $.01 per share.

“Company” is defined in the introductory paragraph of this Warrant.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Court” means any court, tribunal, or judicial or arbitral body of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof.

“Date of Issuance” means [                    ].

“Ex-dividend Date” means (i) with respect to any issuance or distribution, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution, and (ii) with respect to any subdivision or combination of shares of Common Stock, the first date on which the shares of Common Stock trade regular way on such exchange or in such market after the time at which such subdivision or combination thereof become effective.

“Exercise Period” means the period of time between (i) 12:01 a.m. (Houston, Texas time) on the Business Day immediately following the Date of Issuance and (ii) 5:00 p.m. (Houston, Texas time) on August 21, 2017.

“Exercise Price” means an amount per share, equal to $[            ]. The Exercise Price shall be subject to adjustment from time to time, as set forth in Section 4 of this Warrant.

“Governmental Authority” means any federal, state or local governmental, regulatory or administrative authority, agency, bureau or commission or any Court.

“Holder” means Hartz and its permitted assignees.

“Land Agreement” means the Land Agreement entered into as of November 24, 2009 by and among the Company, Hartz and Alerion Gas VAR, LLC.

“Law” means all laws, statutes, ordinances and Regulations of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

“Market Value” means, for any security as of any date of determination:

(a) if such security is Publicly Traded as of the date of determination, the applicable price on the determination date set forth below (but excluding any trades or quotations that are not bona fide, arm’s length transactions):

(i)      the closing sales price on such Trading Day quoted on the Nasdaq Global Select Market or the Nasdaq Global Market, or if there have been no sales on the Nasdaq Global Select Market or the Nasdaq Global Market, as the case may be, on such Trading Day, the average of the highest bid and lowest asked prices quoted on the Nasdaq Global Select Market or the Nasdaq Global Market, as the case may be, or

(ii)     if on any Trading Day such security is not so listed on the Nasdaq Global Select Market or the Nasdaq Global Market, the average of the closing prices for such security on such Trading Day on all domestic national securities exchanges on which such security may be listed if such exchanges are the primary securities markets for such security, or

(iii)    if there have been no sales on any such exchange on such Trading Day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such Trading Day if such exchanges are the primary securities markets for such security, or

(iv)    if on any Trading Day such security is not listed on any domestic national securities exchange, the average of the highest bid and lowest asked prices on such Business Day in the domestic over-the-counter market;

(b)    if such security is not Publicly Traded as of the date of determination, the value determined in good faith by the board of directors of the Company.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Publicly Traded” means, with respect to any security, that such security is listed on a domestic securities exchange or traded in the domestic over-the-counter market.

“Regulation” means any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization.

“Required Holders” means holders of more than 50% of all the Combined Warrants then outstanding.

“Securities Law Side Agreement” means the Securities Law Side Agreement dated as of November 24, 2009 between the Company and Hartz.

“Subsidiary” means, with respect to any Person, any other Person of which more than fifty percent (50%) of the total voting power of such other Person’s Voting Stock is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

“Trading Day” means each weekday other than any day on which shares of Common Stock are not traded on the Nasdaq Global Select Market, any other national securities exchange on which shares of the Common Stock are then listed or in the over-the-counter market.

“Voting Stock” of a Person means all classes of capital stock, shares or other equity, participation or ownership interests (however designated) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Warrants” is defined in the introductory paragraph of this Warrant.

“Warrant Shares” means the shares of Common Stock (or amount of other property) equal to the number of shares of Common Stock, as adjusted from time to time pursuant to the terms hereof, which would be received upon the exercise of all or any portion of this Warrant, which, at the Date of Issuance, is equal to [            ] shares of Common Stock.

Section 2.    Exercise of Warrant: Cancellations of Warrant.     This Warrant may be exercised in whole or in part, at any time or from time to time, during the Exercise Period. The Holder shall have the right to exercise this Warrant by:

(i)    Presentation and surrender hereof to the Company at its principal office at the address set forth in Section 10, with the duly executed Purchase Form annexed hereto as Exhibit A; and

(ii)   Either (at the option of the Holder):

(A)     Paying the Exercise Price (1) in cash via wire pursuant to instructions provided by the Company or (2) by certified or official bank check payable to the order of the Company, or

(B)    Exercising this Warrant for the number of Net Warrant Shares to be determined as follows: Net Warrant Shares = [WS x (SP-EP)]/SP (the “Net Warrant Shares”). “WS” is the number of Warrant Shares issuable upon such whole or partial exercise of this Warrant. “SP” is the Market Value of the Common Stock on the Trading Day immediately preceding the date of exercise. “EP” shall mean the Exercise Price.

Upon exercise of this Warrant as aforesaid, the Company shall as promptly as practicable, and in any event within 5 Business Days thereafter, execute and deliver to the Holder a certificate or certificates for the total number of Warrant Shares or Net Warrant Shares for which this Warrant is being exercised, in such names and denominations as requested in writing by the Holder. The Company shall pay any and all documentary stamp or similar issue taxes payable in respect of the issuance of the Warrant Shares or Net Warrant Shares. If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares or Net Warrant Shares issuable hereunder.

Section 3.    Exchange, Transfer, Assignment or Loss of Warrant.     This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company for other Warrants of different denominations, entitling the Holder to purchase in the aggregate the same number of Warrant Shares. Subject to the provisions of the Securities Law Side Agreement, the Holder of this Warrant shall be entitled to transfer or assign all or any portion of its interest in (and rights under) this Warrant to any Person or Persons without the consent or approval of the Company. Subject to the foregoing, upon surrender of this Warrant to the Company, with the Assignment Form annexed hereto as Exhibit B duly executed, the Company shall, without charge, execute and deliver a new Warrant or Warrants representing such portion of the Holder’s interest as has been assigned in the name of the assignee or assignees named in such Assignment Form and, if the Holder’s entire interest is not being assigned, in the name of the Holder, and this Warrant shall promptly be cancelled; provided, however, that the transferor shall be responsible for and pay any transfer taxes on such transfer. This Warrant may be divided or combined with other Warrants that carry the same rights upon presentation hereof at the office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification (including, if required in the reasonable judgment of the Company, a statement of net worth of such Holder that is at a level reasonably satisfactory to the Company), and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date. The provisions of Section 2 of the Securities Law Side Agreement shall apply to the Warrants and the Warrant Shares to the same degree as if stated in their entirety herein.

Section 4.    Antidilution Provisions.    Each of the number of Warrant Shares purchasable pursuant hereto and the Exercise Price shall be subject to adjustment from time to time as provided in this Section 4.

(a)        Stock Dividends and Splits.    In case the Company shall at any time after November 24, 2009 (i) pay a dividend of shares of Common Stock or make a distribution of shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then (x) the securities purchasable pursuant hereto shall be adjusted to the number of Warrant Shares which the Holder would have owned or would have been entitled to receive after the happening of any of the events described above, had this Warrant been exercised immediately prior to the happening of such event, and (y) the Exercise Price shall be adjusted to equal the Exercise Price immediately prior to the adjustment multiplied by a fraction, (A) the numerator of which is the number of Warrant Shares for which this Warrant is exercisable immediately prior to the adjustment, and (B) the denominator of which is the number of Warrant Shares for which this Warrant is exercisable immediately after such adjustment. The adjustment made pursuant to this Section 4(a) shall become effective immediately prior to the opening of business on the Ex-dividend Date with respect to such event. Any Warrant Shares purchasable as a result of such adjustment shall not be issued prior to the effective date of such event.

For the purpose of this Section 4(a) and Section 4(b) below, the term “shares of Common Stock” means (i) the classes of stock designated as the Common Stock of the Company as of the date hereof, or (ii) any other class of stock resulting from successive changes of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 4(a), the Holder shall become entitled to receive any securities of the Company other than shares of Common Stock, thereafter the number of such other securities so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Section 4.

(b)        Recapitalization, Reclassification, Merger, etc.    If, at any time after November 24, 2009, there shall be (i) any recapitalization or any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or an antidilution adjustment which is provided for under Section 4(a) of this Warrant), (ii) any consolidation, merger, compulsory share exchange or business combination of the Company with another Person or (iii) any sale or conveyance by the Company of all or substantially all of its assets or property to another Person, then in each case the transaction shall be effected in such a way that (x)

the Warrant shall, upon the basis and upon the terms and conditions specified in this Warrant, and in lieu of the Warrant Shares immediately theretofore purchasable and receivable upon the exercise of this Warrant, from and after the effective time of such event, be exercisable for the kind and amount of shares of stock, other securities or other property or assets (including cash) or any combination thereof (in the same proportions) that the Holder would have been entitled to receive if the Holder had exercised the Warrant to purchase Warrant Shares immediately prior to the effective time of such transaction (the “Reference Property”) or (y), in lieu of the treatment under clause (x) of this sentence, upon the written election of the Holder, the Holder shall be paid an amount in cash in exchange for the Warrant equal to the Black Scholes Value of this Warrant as of the Business Day immediately prior to such recapitalization, reclassification, consolidation, merger, compulsory share exchange, business combination, sale or conveyance. “Black Scholes Value” means the value of this Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg reflecting the Exercise Price, the remaining Exercise Period, a 45% volatility factor over the remaining Exercise Period, and a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining Exercise Period. In order to exercise the election in clause (y) of the preceding sentence, the Holder must provide a written election to the Company no later ten (10) Business Days after the date on which the Holder receives the notice relating to the applicable transaction pursuant to Section 5 of this Warrant. Agent shall pay such amount of cash to the Holder from legally available funds within ten (10) Business Days after the completion of the applicable transaction, if the transaction is actually completed. For purposes of determining the constitution of the Reference Property, the type and amount of consideration that a holder of shares of Common Stock would have been entitled to in the case of any event that causes the shares of Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be (1) if the holders of a majority of the shares of Common Stock make an affirmative election, the forms and amount of consideration actually received with respect to a plurality of the shares of Common Stock held by holders of the shares of Common Stock who make an affirmative election or (2) if the holders of a majority of the shares of Common Stock do not make an affirmative election, the weighted average of the types and amount of consideration actually received by holders of shares of Common Stock. In the case of any such event, if necessary, the provisions of this Warrant shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock, other securities, cash or other property thereafter deliverable upon the exercise of the Warrants.

(c)        Exception to Adjustment.    No adjustment in the number of Warrant Shares purchasable pursuant to the Warrant or to the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one percent of the Exercise Price or an increase or decrease of at least one percent in the number of Warrant Shares then purchasable upon the exercise of the Warrant; provided, however, that any adjustments which by reason of this subsection (c) are not required to be made immediately shall be carried forward and taken into account in any subsequent adjustment.

(d)    Adjustment Notices to the Holder. Upon any increase or decrease in the number of Warrant Shares purchasable upon the exercise of this Warrant or the Exercise Price, the Company shall, within 30 days thereafter, deliver written notice thereof to all Holders, which notice shall state the increased or decreased number of Warrant Shares purchasable upon the exercise of this Warrant and the adjusted Exercise Price, setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based.

Section 5.    Notification by the Company.    In case at any time while this Warrant remains outstanding:

(a)    the Company shall declare any dividend or make any distribution upon its Common Stock or any other class of its capital stock for which the Warrant may be exercised; or

(b)    the Company shall offer for subscription pro rata to the holders of its Common Stock or any other class of its capital stock any additional shares of stock of any class or any other securities convertible into or exchangeable for shares of stock or any rights or options to subscribe thereto; or

(c)    the Board of Directors of the Company shall authorize any recapitalization, reclassification or similar transaction involving the capital stock of the Company (other than a change in par value, or from par value to no par value, or from no par value to par value), or a sale or conveyance of all or a substantial part of the assets of the Company, or a consolidation, merger, compulsory share exchange or business combination of the Company with another Person; or

(d)    actions or proceedings shall be authorized or commenced for a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of such cases, the Company shall give written notice to the Holder, at the earliest time legally practicable (and not less than 5 days before the effective date (or the applicable record date, if earlier) of such event) of the date on which (i) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or options or (ii) such recapitalization, reclassification, sale, conveyance, consolidation, merger, compulsory share exchange, dissolution, liquidation or winding-up shall take place or be voted on by shareholders of the Company, as the case may be. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution, subscription rights or options or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such recapitalization, reclassification, sale, conveyance, consolidation, merger, compulsory share exchange, dissolution, liquidation or winding-up, as the case may be. If the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act or to a favorable vote of shareholders, the notice required by this Section 5 shall so state. The failure to give the notice required by this Section 5 or any defect therein shall not affect the legality or validity of any dividend, distribution, subscription right or option, recapitalization, reclassification, sale, conveyance, consolidation, merger, compulsory share exchange, dissolution, liquidation or winding-up, or the vote upon any action; provided, however, that the Company’s failure to provide such notice in connection with any transaction with respect to which the Holder has a right to make the election contemplated by Section 4(b) will extend the Holder’s right to make such an election for a period of ten (10) Business Days after the date on which the Holder receives such notice.

Section 6.    No Voting or Dividend Rights; Limitations of Liability.    Prior to exercise, this Warrant will not entitle the Holder to any rights as a shareholder of the Company including without limitation, voting rights, the right to call meetings, consent or receive notices as a shareholder in respect of any meeting, or impose any fiduciary or other duties on the Company or its directors and officers, all of which rights and duties are expressly disclaimed and waived by the Holder. No dividends or distributions are payable or will accrue on this Warrant or the Warrant Shares until, and except to the extent that, this Warrant is exercised. No provision hereof, in the absence of affirmative action by the Holder to exercise this Warrant, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of the Warrant Shares pursuant to the exercise hereof.

Section 7.    Governmental Consents.    In the event the Company reasonably believes and informs the Holder in writing that the exercise of the Warrant may cause a violation or conflict with any provision of, or require any filing or unobtained consent, authorization or approval under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, or any other federal Law, then this Warrant shall not be exercised in whole or in part until the Holder shall have delivered to the Company a written assurance or a legal opinion reasonably satisfactory to the Company that such violation, conflict or requirement shall not occur or be required; provided, however that if the issuance of any Warrant Shares is required to be registered with or approved by any federal governmental authority under any federal or state law (other than any registration under the Securities Act of 1933, as amended, or state securities laws), before such Warrant Shares may be issued upon exercise of this Warrant, the Company will, at its expense, use its reasonable best efforts to cause such Warrant Shares to be so registered or approved, at such time, so that such Warrant Shares may be issued in accordance with the terms hereof.

Section 8.    Amendment and Waiver.    No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holder are cumulative and not exclusive of any rights or remedies that it would otherwise have. The provisions of each of the Combined Warrants may be amended, modified or waived by the written agreement of the Company and the Required Holders. In addition, the provisions of this Warrant may be amended, modified or waived by the written agreement of the Company and the then current Holder of this Warrant.

Section 9.      No Fractional Warrant Shares.    The Company shall not be required to issue stock certificates representing fractions of Warrant Shares, but in respect of any fraction of a Warrant Share may, at its option, either make a payment in cash based on the Market Value of the Common Stock on the Trading Day immediately preceding the applicable date of exercise of the Warrants or round the number of Warrant Shares issued up to the nearest number of whole Warrant Shares, based upon the rounding convention of rounding up to the nearest whole number any amount which is .5 or larger.

Section 10.    Notices.    All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Holder:	If to Company:

Hartz Capital Investments, LLC	Carrizo Oil & Gas, Inc.
C/o Hartz Capital, Inc.	1000 Louisiana St., Suite 1500
400 Plaza Drive	Houston, Texas 77002
Secaucus, New Jersey 07094	Telephone: 713-328-1090
Telephone: 201-272-6021	Fax: 713-358-6440
Fax: 201-866-6387	Attn.: Paul Boling
Attn: Jonathan Schindel	Email confirmation: Paul.Boling@crzo.net

Email confirmation: jonathan.schindel@hartzcapital.com

With a copy to (which shall not constitute notice pursuant to this Warrant):

Hartz Capital Investments, LLC	Carrizo Oil & Gas, Inc.
C/o Hartz Capital, Inc.	1000 Louisiana St., Suite 1500
400 Plaza Drive	Houston, Texas 77002
Secaucus, New Jersey 07094	Telephone: 713-328-1073
Telephone: 201-272-6041	Fax: 713-328-1035
Fax: 201-866-6387	Attn.: Law Department
Attention: Tim Terry	Email confirmation: gerry.morton@crzo.net

Email confirmation: tim.terry@hartzcapital.com

And also a copy to (which shall not constitute notice pursuant to this Warrant):

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002

Phone: 713-229-1234

Facsimile: 713-229-1522

Email confirmation: gene.oshman@bakerbotts.com

Either the Company or the Holder may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either the Company or the Holder may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered to such Person by giving the other Person notice in the manner herein set forth. Any notice sent by facsimile shall also be sent by email as a scanned “.pdf.” file.

Section 12.    Construction.    The Company and the Holder have participated jointly in the negotiation and drafting of this warrant. In the event an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the Company and the Holder and no presumption or burden of proof shall arise favoring or disfavoring either Person by virtue of the authorship of any of the provisions of this Warrant. Any reference to Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The section headings contained in this Warrant are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Warrant.

Section 13.    Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent conflict of law provisions or rules would apply the applicable laws of the State of Texas to internal matters relating to corporations organized under the laws of the State of Texas.

Section 14.    Binding Effect.    The terms and provisions of this Warrant shall insure to the benefit of the Holder and its successors and assigns and shall be binding upon the Company and its successors and assigns, including, without limitation, any Person succeeding to the Company by merger, compulsory share exchange, consolidation or acquisition of all or substantially all of the Company’s assets. This Warrant shall not confer any rights or remedies upon any Person other than the Company and the Holder and their respective successors and permitted assigns.

Section 15.    Compliance with Securities Laws.    By its acceptance of this Warrant, the Holder recognizes and agrees that the transfer of both the Warrants and the Warrant Shares are subject to restrictions on transfer contained in the Securities Law Side Agreement and such restrictions are binding and effective on the Holder and any purchaser, assignee, transferee or pledgee to the same degree as if stated in their entirety herein.

Section 16.    Representations and Warranties.    The representations and warranties of the Company in Section 5(l) of the Land Agreement are incorporated by reference herein.

IN WITNESS WHEREOF, the Company has executed this Warrant as of [                ] [    ], 20[    ].

CARRIZO OIL & GAS, INC.

By:

Name: Title:	[ ] [ ]

EXHIBIT A

TO

WARRANT

PURCHASE FORM

To Be Executed by the Holder

Desiring to Exercise a Warrant of

Carrizo Oil & Gas, Inc.

The undersigned holder hereby exercises the right to purchase              shares of Common Stock covered by the within Warrant, according to the conditions thereof. If the exercise hereof is made pursuant to Section 2(ii)(A) of the Warrant, the undersigned holder makes payment in full of the Exercise Price of such shares, in the amount of $                . If the exercise hereof is made pursuant to Section 2(ii)(A) of the Warrant, the undersigned hereby represents and warrants to the Company that the representations and warranties made in Section 1 of the Securities Law Side Agreement are true and correct with respect to the undersigned holder as of the date set forth below.

Name of Holder:

Signature:

Title:

Address:

Dated

EXHIBIT B

TO

WARRANT

ASSIGNMENT FORM

To Be Executed by the Holder

Desiring to Transfer a Warrant of

Carrizo Oil & Gas, Inc.

FOR VALUE RECEIVED, the undersigned holder hereby sells, assigns and transfers unto                      the right to purchase          shares of Common Stock covered by the within Warrant, and does hereby irrevocably constitute and appoint

Attorney to transfer the said Warrant on the books of the Company (as defined in such Warrant), with full power of substitution.

Name of Holder:

Signature:

Title:

Address:

Dated:

In the presence of

NOTICE:

The signature to the foregoing Assignment Form must correspond to the name as written upon the face of the within Warrant in every detail, without alteration or enlargement or any change whatsoever.